Filed pursuant to Rule 424(b)(3)

Registration No. 333-179460

PROSPECTUS SUPPLEMENT NO. 70
to Prospectus declared
effective on May 10, 2012
(Registration No. 333-179460)
TWIN CITIES POWER HOLDINGS, LLC

This Prospectus Supplement No. 70 supplements our Prospectus declared effective May 10, 2012, as previously supplemented on May 10, 2012, May 16, 2012, May 25, 2012, May 29, 2012, June 1, 2012, June 14, 2012, June 25, 2012, June 29, 2012, July 10, 2012, August 14, 2012, August 31, 2012, September 20, 2012, October 12, 2012, November 2, 2012, November 14, 2012, December 20, 2012, December 31, 2012, January 8, 2013, March 1, 2013, March 18, 2013, March 29, 2013, April 1, 2013, May 2, 2013, May 15, 2013, May 31, 2013, June 10, 2013, June 17, 2013, June 19, 2013, June 20, 2013, August 14, 2013, August 16, 2013, August 26, 2013, September 11, 2013, November 1, 2013, November 14, 2013, December 10, 2013, December 31, 2013, March 17, 2014, March 26, 2014, March 28, 2014, April 8, 2014, May 9, 2014, May 15, 2014, May 19, 2014, May 29, 2014, June 16, 2014, July 3, 2014, August 13, 2014, August 25, 2014, October 17, 2014, November 6, 2014, November 7, 2014, November 12, 2014, November 17, 2014, November 24, 2014, December 23, 2014, January 2, 2015, January 22, 2015, February 2, 2015, February 19, 2015, March 27, 2015, April 1, 2015, May 15, 2015, May 29, 2015, and June 3, 2015 (collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 70 together with the Prospectus.

This Prospectus Supplement No. 70 includes the attached Current Report on Form 8-K of Twin Cities Power Holdings, LLC (the “Company”) as filed by us with the Securities and Exchange Commission (the “SEC”) on July 1, 2015, as well as the Current Report on Form 8-K/A of the Company as filed by us with the SEC on July 6, 2015.

The notes described in the Prospectus can only be purchased by residents of: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, Pennsylvania, South Dakota, Texas, Utah, Vermont, and Wisconsin. No offer is made by this prospectus supplement to residents of any other state. See the section of the Prospectus, “Notices to Investors of Certain States and Suitability Standards,” for additional details.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 70 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 70 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 70 is July 6, 2015.

1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 30, 2015

TWIN CITIES POWER HOLDINGS, LLC
(Exact Name of Registrant as Specified in Charter)

Minnesota	333-179460	27-1658449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16233 Kenyon Ave., Suite 210, Lakeville, Minnesota	55044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 241-3103

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

2

Item 1.01. Entry into a Material Definitive Agreement.

On July 1, 2015, Twin Cities Power Holdings, LLC (the “Company”) effected an internal reorganization of several of its subsidiaries. First, the Company created three new first tier and three new second tier subsidiaries of the Company. The first tier subsidiaries are Aspirity Energy, LLC (“Aspirity Energy”), Aspirity Financial, LLC (“Aspirity Financial”), and Krieger Enterprises, LLC (“Krieger Enterprises”). The second tier subsidiaries are first tier subsidiaries of Aspirity Energy which will conduct a retail energy business in different areas of the U.S.: Aspirity Energy Northeast, LLC, Aspirity Energy Mid-States, LLC, and Aspirity Energy South, LLC.

The Company then contributed to Krieger Enterprises (1) 100% of the outstanding equity interests of each of the following wholly-owned operating subsidiaries of the Company: Apollo Energy Services, LLC, Chesapeake Trading Group, LLC, Cygnus Partners, LLC and Cyclone Partners, LLC; (2) 100% of the financial rights of Retail Energy Holdings, LLC (with the governance rights to be contributed upon receipt of approval from the Federal Energy Regulatory Commission); (3) 100% of the outstanding equity interests of each of the following wholly-owned non-operating subsidiaries of the Company: Athena Energy Futures, LLC, Twin Cities Energy, LLC and Minotaur Energy Futures, LLC; and (4) certain other assets and obligations which are held or owned directly by the Company but are not related to and will not be utilized by the Aspirity companies, including the Company’s investment in the Series C Convertible Promissory Notes of Ultra Green Packaging, Inc. and the restricted cash pledged to the Canadian court in connection with the Company’s ex-employee litigation, as more fully described in our periodic filings with the SEC.

Aspirity Energy was organized to develop the Company’s retail energy business using different strategies and techniques than the Company’s existing retail energy business (which is carried out by Retail Energy Holdings, LLC). Aspirity Financial was organized to provide financial services to companies engaged in energy trading, energy conservation and related businesses.

The purpose of the internal reorganization described above is to separate the existing assets of the Company – which represent wholesale energy trading, real estate investments, investments in private companies, and the Company’s legacy retail energy business (collectively, the “Legacy Businesses”) – from those of the new Aspirity companies, which will have a more limited and precise focus on retail energy and financial services to businesses within the energy industry. The Company believes this change of focus from wholesale to retail will substantially reduce its earnings volatility and regulatory exposure, which, among other benefits, will better position the Company to obtain future debt or equity financing.

As part of the reorganization, Aspirity Financial entered into a Term Loan Agreement (the “Term Loan”) with Krieger Enterprises. Pursuant to the Term Loan, the Company agreed to loan Krieger Enterprises an aggregate principal amount of $22,205,612.86, with a weighted average interest rate of 14.08%. The maturity date of the Term Loan is December 30, 2019.

The purpose of the Term Loan is to establish the principle that the financial operations of the Legacy Businesses will be devoted to support the Company’s Renewable Unsecured Subordinated Notes (the “Notes”). Accordingly, the monthly repayment schedule of the Term Loan reflects the maximum possible redemptions of the Notes in such month, the outstanding principal amount of the Notes on July 1, 2015, and the weighted average interest rate of such Notes, subject to monthly true-ups, and a portion of the costs incurred by the Company as a public reporting company. The equity of Krieger Enterprises has been pledged to Aspirity Financial to secure repayment of the Term Loan.

3

As described in the Company’s Form 8-K filed on June 2, 2015, the final step of the original restructuring plan contemplated the sale of Krieger Enterprises to the Company’s owners, Timothy S. Krieger (the Company’s Chief Executive Officer) (“TKrieger”) and Summer Enterprises, LLC (“Summer”). However, the Company continues to investigate the most effective and efficient manner of separating the Legacy Businesses from the Aspirity companies and, accordingly, the Company has delayed implementing such final step. Upon resolution of this investigation, the obtaining of required regulatory approvals and the obtaining of any necessary consents, the Company currently intends to distribute 100% of the equity interests of Krieger Enterprises to TKrieger and Summer, thus effectuating a complete and legal separation of the Legacy Businesses from the Aspirity companies.

The Company’s Board of Governors has also approved a change in the Company’s name to Aspirity Group LLC.

Item 2.01. Completion of Acquisition or Disposition of Assets

The information described in Item 5.07 of this Current Report on Form 8-K, is incorporated into this Item 2.01 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2015, the members of the Company elected Paul Haglund to the Company’s Board of Governors (the “Board”). Mr. Haglund will serve on the Board’s Audit Committee. As a compensation for serving as a Governor, Mr. Haglund will receive $5,000 for every Board meeting he attends in person and $1,000 for every Audit Committee meeting he attends in person. Any Board or Audit Committee meeting attended by Mr. Haglund telephonically reduces compensation for each meeting by half.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 2, 2015 the Company submitted a plan to restructure the Company (the ‘Restructuring” or the “Plan”), as described in detail in the Company’s Form 8-K filed on June 2, 2015, to the Company’s Noteholders and their consent to the Plan was solicited. The solicitation concluded on June 26, 2015 with Noteholders holding over 68% of outstanding principal amount of the Notes affirmatively consenting to the Plan. As a percentage of votes cast, 98.6% of principal amount of Notes affirmatively consented to the Plan.

In connection with such Noteholder consent, the Company effected the internal reorganization described in Item 1.01 and incorporated into this Item 5.07 by reference.

4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2015	By	/s/ Wiley H. Sharp III
Wiley H. Sharp III
	Its	Vice President – Finance and Chief Financial Officer

5

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 30, 2015

TWIN CITIES POWER HOLDINGS, LLC
(Exact Name of Registrant as Specified in Charter)

Minnesota	333-179460	27-1658449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16233 Kenyon Ave., Suite 210, Lakeville, Minnesota	55044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 241-3103

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

6

Explanatory Note for the Filing of Form 8-K/A

Twin Cities Power Holdings, LLC (the “Company”) is filing this Amendment No. 1 to its Current Report on Form 8-K filed with the SEC on July 1, 2015 (the “Original Filing”), solely to correct a typographical error found in Item 1.01. This Amendment No. 1 corrects the reference to “Aspirity Group LLC” found in Item 1.01 in the Original Filing to “Aspirity Holdings LLC”. Amended Item 1.01 is stated below in its entirety.

Item 1.01. Entry into a Material Definitive Agreement.

On July 1, 2015, Twin Cities Power Holdings, LLC (the “Company”) effected an internal reorganization of several of its subsidiaries. First, the Company created three new first tier and three new second tier subsidiaries of the Company. The first tier subsidiaries are Aspirity Energy, LLC (“Aspirity Energy”), Aspirity Financial, LLC (“Aspirity Financial”), and Krieger Enterprises, LLC (“Krieger Enterprises”). The second tier subsidiaries are first tier subsidiaries of Aspirity Energy which will conduct a retail energy business in different areas of the U.S.: Aspirity Energy Northeast, LLC, Aspirity Energy Mid-States, LLC, and Aspirity Energy South, LLC.

The Company then contributed to Krieger Enterprises (1) 100% of the outstanding equity interests of each of the following wholly-owned operating subsidiaries of the Company: Apollo Energy Services, LLC, Chesapeake Trading Group, LLC, Cygnus Partners, LLC and Cyclone Partners, LLC; (2) 100% of the financial rights of Retail Energy Holdings, LLC (with the governance rights to be contributed upon receipt of approval from the Federal Energy Regulatory Commission); (3) 100% of the outstanding equity interests of each of the following wholly-owned non-operating subsidiaries of the Company: Athena Energy Futures, LLC, Twin Cities Energy, LLC and Minotaur Energy Futures, LLC; and (4) certain other assets and obligations which are held or owned directly by the Company but are not related to and will not be utilized by the Aspirity companies, including the Company’s investment in the Series C Convertible Promissory Notes of Ultra Green Packaging, Inc. and the restricted cash pledged to the Canadian court in connection with the Company’s ex-employee litigation, as more fully described in our periodic filings with the SEC.

Aspirity Energy was organized to develop the Company’s retail energy business using different strategies and techniques than the Company’s existing retail energy business (which is carried out by Retail Energy Holdings, LLC). Aspirity Financial was organized to provide financial services to companies engaged in energy trading, energy conservation and related businesses.

The purpose of the internal reorganization described above is to separate the existing assets of the Company – which represent wholesale energy trading, real estate investments, investments in private companies, and the Company’s legacy retail energy business (collectively, the “Legacy Businesses”) – from those of the new Aspirity companies, which will have a more limited and precise focus on retail energy and financial services to businesses within the energy industry. The Company believes this change of focus from wholesale to retail will substantially reduce its earnings volatility and regulatory exposure, which, among other benefits, will better position the Company to obtain future debt or equity financing.

As part of the reorganization, Aspirity Financial entered into a Term Loan Agreement (the “Term Loan”) with Krieger Enterprises. Pursuant to the Term Loan, the Company agreed to loan Krieger Enterprises an aggregate principal amount of $22,205,612.86, with a weighted average interest rate of 14.08%. The maturity date of the Term Loan is December 30, 2019.

The purpose of the Term Loan is to establish the principle that the financial operations of the Legacy Businesses will be devoted to support the Company’s Renewable Unsecured Subordinated Notes (the “Notes”). Accordingly, the monthly repayment schedule of the Term Loan reflects the maximum possible redemptions of the Notes in such month, the outstanding principal amount of the Notes on July 1, 2015, and the weighted average interest rate of such Notes, subject to monthly true-ups, and a portion of the costs incurred by the Company as a public reporting company. The equity of Krieger Enterprises has been pledged to Aspirity Financial to secure repayment of the Term Loan.

As described in the Company’s Form 8-K filed on June 2, 2015, the final step of the original restructuring plan contemplated the sale of Krieger Enterprises to the Company’s owners, Timothy S. Krieger (the Company’s Chief Executive Officer) (“TKrieger”) and Summer Enterprises, LLC (“Summer”). However, the Company continues to investigate the most effective and efficient manner of separating the Legacy Businesses from the Aspirity companies and, accordingly, the Company has delayed implementing such final step. Upon resolution of this investigation, the obtaining of required regulatory approvals and the obtaining of any necessary consents, the Company currently intends to distribute 100% of the equity interests of Krieger Enterprises to TKrieger and Summer, thus effectuating a complete and legal separation of the Legacy Businesses from the Aspirity companies.

The Company’s Board of Governors has also approved a change in the Company’s name to Aspirity Holdings LLC.

7

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2015	By	/s/ Wiley H. Sharp III
Wiley H. Sharp III
	Its	Vice President – Finance and Chief Financial Officer

8